Exhibit 97.1

Comstock Resources, Inc.
Executive Compensation Clawback Policy (as amended and restated)

I.
Purpose

This Clawback Policy, amended and restated as set forth herein (this “Policy”), has been adopted by the Compensation Committee of the Board of Directors (the “Committee”) of Comstock Resources, Inc. (the “Company”), effective as of June 6, 2023. The purpose of this Policy is to provide the Committee with the ability to recover certain compensation from executive officers upon the occurrence of certain events as set forth in this Policy.

For purposes of this Policy, the term “Company” shall include any subsidiary or affiliate of the Company.

II.
Covered Employees

For purposes of this Policy, “Covered Employee” is defined as any current or former officer of the Company who is or was subject to Section 16 of the Securities Exchange Act of 1934, as amended, as determined by the Company’s Board of Directors (the “Board”), regardless of whether such individual continues to hold such position or continues to be employed by the Company or any of its subsidiaries.

III.
Recovery Due to an Accounting Restatement

In the event the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws (including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period), the Company shall recover reasonably promptly the amount of any erroneously awarded Incentive-Based Compensation from each individual who was a Covered Employee at any time during the applicable performance period for the relevant Incentive-Based Compensation unless an exception (set forth below) applies.

Incentive-Based Compensation shall be considered “erroneously awarded” under this Policy to the extent such Incentive-Based Compensation (1) is received by the Covered Employee on or after June 6, 2023 and while the Company has a class of securities listed on a national securities exchange or a national securities association, (2) is received by the Covered Employee (A) during the three completed fiscal years immediately preceding the date that the Company is required to prepare the accounting restatement or (B) during any transition period that results from any change in the Company’s fiscal year within or immediately following those three completed fiscal years if the transition period between the last day of the Company’s previous fiscal year and the first day of its new fiscal year comprises less than nine months, and (3) the amount of such received Incentive-Based Compensation exceeds the amount of the Incentive-Based Compensation that would have been received by the Covered Employee had it been determined based on the restated financial results (with such Incentive-Based Compensation computed in each case without regard to any taxes paid). For purposes of this Policy, the date that the Company is required to prepare the accounting statement is the earlier to occur of (A) the date the Board or a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare such accounting restatement, or (B) the date a court, regulator, or other legally authorized body directs the Company to prepare such accounting restatement. In no event shall the Company be required to award a Covered Employee an additional payment if the accounting restatement would have resulted in a higher Incentive-Based Compensation payment to the Covered Employee.

For purposes of this Section III of this Policy, the following definitions will apply:

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“Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure.
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“Financial Reporting Measures” means measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures (including, for purposes of this Policy, stock price and total shareholder return). A Financial Reporting Measure need not be presented within the Company’s financial statements or included in a filing with the Securities and Exchange Commission.
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Incentive-Based Compensation is considered “received” by a Covered Employee in the Company’s fiscal period during which the Financial Reporting Measure applicable to the Incentive-Based Compensation is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that fiscal period.

For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in an accounting restatement, the amount of erroneously awarded compensation will be determined by the Committee based on a reasonable estimate of the effect of the accounting restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was received. If the erroneously awarded Incentive-Based Compensation consists of shares (including share-denominated equity awards) or options that are still held by the Covered Employee at the time of recovery, the recoverable amount is the number of shares or options received in excess of the number of shares or options that would have been received based on the accounting restatement (or the value of that excess number). If the options have been exercised but the underlying shares have not been sold, the recoverable amount is the number of shares underlying the excess options based on the restatement (or the value thereof). If the shares have been sold, the recoverable amount is the proceeds that were received in connection with the sale of the excess number of shares. Amounts credited under plans (other than tax-qualified plans) based on erroneously awarded Incentive-Based Compensation and any accrued earnings thereon are also recoverable under this Policy

The Company shall not be required under this Policy to recover erroneously awarded Incentive-Based Compensation if the Committee has made a determination that recovery would be impracticable and any of the following conditions are met: (1) after making a reasonable attempt to recover such erroneously awarded Incentive-Based Compensation, the Committee determines that the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered, (2) the recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Internal Revenue Code Section 401(a)(13) or Internal Revenue Code Section 411(a) and the regulations thereunder, or (3) the recovery would violate home country law (where that law was adopted prior to November 28, 2022) and an opinion of home country counsel to that effect is obtained.

This Section III of this Policy is intended to comply with the requirements of Rule 10D-1 promulgated by the Securities and Exchange Commission and the related listing rules of the New York Stock Exchange, and the terms hereof shall be construed consistent with that intent. The Company shall not indemnify any Covered Employee against the loss of erroneously-awarded Incentive-Based Compensation that is recovered by the Company pursuant to this Section III of this Policy.

IV.
Recovery Due to Misconduct

If the Committee determines that a Covered Employee who was awarded Incentive Compensation and/or Severance Compensation has committed an act constituting Misconduct, the Committee may, in its sole discretion, take remedial action against such Covered Employee, including (i) the recovery of any or all of the Incentive Compensation and/or Severance Compensation that such Covered Employee was awarded and paid during the period commencing thirty-six (36) months immediately prior to the date of Misconduct and ending thirty-six (36) months following such Misconduct, (ii) the cancellation of some or all the Covered Employee’s then outstanding vested but unsettled Incentive Compensation awards and outstanding unvested Incentive Compensation awards and (iii) the forfeiture of any Severance Compensation that has not yet become due or payable.

For purposes of this Section IV of this Policy, the following definitions will apply:

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“Misconduct” shall be defined as: (i) conviction of, or plea of nolo contendere to, a felony (excluding motor vehicle violations); (ii) theft or embezzlement, or attempted theft or embezzlement, of money or property or assets of the Company; (iii) material breach of the Covered Employee’s employment agreement or any employment-related undertakings provided in a writing signed by the Covered Employee prior to or concurrently with his or her employment agreement, provided that the Covered Employee shall have received written notice from the Board of such material breach (which notice shall also include a description of the nature of such material breach) and the Covered Employee has failed after receipt of such notice to cure such material breach to the reasonable satisfaction of the Board within 15 days following such written notice; (iv) gross negligence or willful misconduct in the performance of the Covered Employee’s duties; or (v) breach of any fiduciary duty owed to the Company, including, without limitation, engaging in competitive acts while employed by the Company.
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“Incentive Compensation” means (i) the amount of (or payment or value received with respect to) a Covered Employee’s annual incentive awards under the Company’s Performance Cash Bonus Plan; (ii) the stock options, stock appreciation rights, restricted stock or units, and performance-based equity or equity-based awards (or any amount attributable to such awards) to the Covered Employee under the Company’s Equity Incentive Plan or other long-term incentive program; (iii) the amount of (or payment or value received with respect to) a Covered Employee’s retention payments to a Covered Employee in respect of any Company plan or agreement adopted or entered into after the date of adoption of this Policy and (iv) any other incentive-based compensation in respect of any Company plan or agreement.
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“Severance Compensation” shall mean any compensation received by a Covered Employee by reason of his involuntary termination of employment or resignation from employment under the terms of an employment agreement with Covered Employee or in respect of any Company severance plan, policy or agreement, which is expressly made subject to this Policy.

If the Committee determines to seek recovery of a Covered Employee’s Incentive Compensation or Severance Compensation under this Policy due to the Covered Employee’s Misconduct, the Company shall have the right to demand that the Covered Employee repay such Incentive Compensation or Severance Compensation to the Company. In addition, the Committee may seek to recover any shares issued in connection with such Incentive Compensation and to require the Covered Employee to pay to the Company the proceeds resulting from the sale or other disposition of shares issued upon the exercise of options or the settlement or vesting of equity awards.

To the extent the Covered Employee does not reimburse the Company for the demanded Incentive Compensation or Severance Compensation, the Company shall have the right to sue for repayment, and enforce the repayment through the reduction or cancellation of outstanding and future Incentive Compensation, if applicable. To the extent any shares have been issued under vested awards or such shares have been sold by the Covered Employee, the Company shall have the right to cancel any other outstanding stock-based awards with a value equivalent to Incentive-Based Compensation that the Committee has determined should be subject to recoupment in the case of Misconduct.

V.
Administration of Policy

The Committee and the Board have the exclusive power and authority to administer this Policy, including, without limitation, the right and power to interpret the provisions of this Policy and to make all determinations deemed necessary or advisable for the administration of this Policy. All such actions, interpretations and determinations that are taken or made by the Committee or the Board in good faith will be final, conclusive and binding.

VI.
Amendment and Termination

The Committee may at any time in its sole discretion supplement or amend any provision of this Policy in any respect, terminate this Policy in whole or part, or adopt a new policy relating to recovery of executive compensation with such terms as the Committee and the Board determine in their sole discretion to be appropriate.

VII.
Application of Policy

Application of the Policy does not preclude the Company from taking any other action to enforce a Covered Employee’s obligations to the Company, including termination of employment or institution of civil or criminal proceedings.

VIII.
Other Laws

The Policy is in addition to (and not in lieu of) any right of repayment, forfeiture or right of offset against any Covered Employee that the Company may have under Section 304 of the Sarbanes-Oxley Act of 2002 and other applicable laws (regardless of whether implemented at any time prior to or following the adoption of the Policy).